Exhibit 4.2

ACCESS MIDSTREAM PARTNERS, L.P.,

ACMP FINANCE CORP.

AND

THE GUARANTORS NAMED ON THE SIGNATURE PAGE HEREOF

4.875% SENIOR NOTES DUE 2023

FIRST SUPPLEMENTAL INDENTURE

Dated as of December 19, 2012

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

As Trustee

i

ii

APPENDIX

Form of Initial Note	Exhibit A

Form of Guarantee	Exhibit B

Form of Supplemental Indenture	Exhibit C

iii

This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 19, 2012 is among Access Midstream Partners, L.P., a Delaware limited partnership (the “Company”), ACMP Finance Corp., a Delaware corporation (“Finance Corp.” and, together with the Company, the “Issuers”), the guarantors listed on the signature page hereof (each, a “Guarantor” and, collectively, the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”) under the Indenture, dated as of December 19, 2012, among the Issuers, the Guarantors named therein and the Trustee (the “Base Indenture” and, as amended and supplemented by this Supplemental Indenture, in respect of the 4.875% Senior Notes due 2023, the “Indenture”).

RECITALS

The Issuers, the Guarantors and the Trustee have duly authorized, executed and delivered the Base Indenture to provide for the issuance from time to time of the Issuers’ debentures, notes, bonds or other evidences of indebtedness, to be issued in one or more series unlimited as to principal amount (herein called “Debt Securities”), which Debt Securities may be guaranteed by each of the Guarantors, as the Base Indenture provides.

Section 9.01(f) of the Base Indenture provides that the Issuers, the Guarantors and the Trustee may enter into indentures supplemental to the Base Indenture, without the consent of any Holders of Securities (as defined in the Base Indenture), to establish the form or terms of any Security as permitted by Sections 2.01 and 2.03 of the Base Indenture.

Pursuant to the terms of the Base Indenture, the Issuers desire to execute this Supplemental Indenture to establish the form and terms, and to provide for the issuance, of a series of senior notes designated as 4.875% Senior Notes due 2023 in an aggregate principal amount of $1,400 million (the “Initial Notes”).

From time to time subsequent to the Initial Issuance Date, the Issuers may, if permitted to do so pursuant to the terms of the Indenture, the Initial Notes and the terms of their other Indebtedness existing on such future date, issue additional senior notes of the same series as the Initial Notes in accordance with, and pursuant to, this Supplemental Indenture (the “Additional Notes” and, together with the Initial Notes, the “Notes”).

The Issuers and the Guarantors are members of the same consolidated group of companies. The Guarantors will derive direct and indirect economic benefit from the issuance of the Notes. Accordingly, each Guarantor has duly authorized the execution and delivery of this Supplemental Indenture to provide for its full, unconditional and joint and several Subsidiary Guarantee of the Notes to the extent provided in or pursuant to the Indenture.

The Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, that are required to be a part of an indenture qualified under such Act and shall, to the extent applicable, be governed by such provisions.

All things necessary have been done to make the Notes, when executed by the Issuers and authenticated and delivered hereunder and duly issued by the Issuers, the valid obligations of the Issuers, and all things necessary have been done to make the Subsidiary Guarantees thereof, when the Notes have been executed by the Issuers and authenticated and delivered hereunder and duly issued by the Issuers, the valid obligations of the Guarantors.

All things necessary to make this Supplemental Indenture, when executed by the Issuers and the Guarantors and delivered hereunder, a valid agreement of each of the Issuers and the Guarantors, in accordance with its terms, have been done.

The Issuers, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Issuers’ Initial Notes and Additional Notes:

ARTICLE 1

APPLICATION OF SUPPLEMENTAL INDENTURE

Section 1.01 Application of this Supplemental Indenture.

Notwithstanding any other provision of this Supplemental Indenture, the provisions of this Supplemental Indenture, including as provided in Section 1.02 below, are expressly and solely for the benefit of the Holders of the Notes and the Guarantees and shall not apply to any other series of Debt Securities that have been issued or that may be issued hereafter under the Base Indenture. The Notes constitute a series of Debt Securities as provided in the Base Indenture. Unless otherwise expressly specified, references in this Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this Supplemental Indenture, and not the Base Indenture or any other document.

Section 1.02 Effect of Supplemental Indenture.

With respect to the Notes, the Subsidiary Guarantees and any notation of Guarantee endorsed on the Notes only, the Base Indenture shall be supplemented and amended pursuant to Section 9.01 thereof to establish the form and terms of the Notes, the Subsidiary Guarantees and any notation of Guarantee endorsed on the Notes as set forth in this Supplemental Indenture, including as follows:

(a) Definitions and Incorporation by Reference. Article 1 of the Base Indenture is deleted and replaced in its entirety by the provisions of Article 2 of this Supplemental Indenture;

(b) The Notes. Article 2 of the Base Indenture is deleted and replaced in its entirety by the provisions of Article 3 of this Supplemental Indenture;

(c) Redemption and Prepayment. The provisions of Article 3 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 4 of this Supplemental Indenture;

(d) Covenants. The provisions of Article 4 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 5 of this Supplemental Indenture;

(e) Successors. The provisions of Article 5 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 6 of this Supplemental Indenture;

(f) Defaults and Remedies. The provisions of Article 6 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 7 of this Supplemental Indenture;

(g) The Trustee. The provisions of Article 7 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 8 of this Supplemental Indenture;

(h) Legal Defeasance and Covenant Defeasance. The provisions of Article 8 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 9 of this Supplemental Indenture;

(i) Amendment, Supplement and Waiver. The provisions of Article 9 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 10 of this Supplemental Indenture;

(j) Guarantees of Notes. The provisions of Article 10 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 11 of this Supplemental Indenture; and

(k) Subordination of Securities. The provisions of Article 11 of the Base Indenture are deleted in their entirety.

(l) Miscellaneous. The provisions of Article 12 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 12 of this Supplemental Indenture:

To the extent that the provisions of this Supplemental Indenture (including those referred to in clauses (a) through (l) above) conflict with any provision of the Base Indenture, the provisions of this Supplemental Indenture shall govern and be controlling, solely with respect to the Notes, the Subsidiary Guarantees and any notation of Guarantee endorsed on the Notes.

ARTICLE 2

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 2.01 Definitions.

“2021 Senior Notes” means the Issuers’ 5.875% Senior Notes due 2021, which term shall include any Exchange Notes with respect thereto (as defined in the indenture dated as of April 19, 2011 among the Issuers, the guarantors named therein and the Trustee).

“2022 Senior Notes” means the Issuers’ 6.125% Senior Notes due 2022, which term shall include any Exchange Notes with respect thereto (as defined in the indenture dated as of January 11, 2012 among the Issuers, the guarantors named therein and the Trustee).

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or into or becoming a Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means, subject to the Company’s compliance with Section 5.09, 4.875% Senior Notes due 2023 issued from time to time after the Initial Issuance Date under the terms of this Indenture (other than pursuant to Section 3.07, 3.08, 3.10 or 4.06 of this Indenture).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control by the other Person; and provided, further, that any third Person which also beneficially owns 10% or more of the Voting Stock of a specified Person shall not be deemed to be an Affiliate of either the specified Person or the other Person merely because of such common ownership in such specified Person. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. Notwithstanding the foregoing, no limited partner in any fund managed by or that is a controlled Affiliate of Global Infrastructure Management, LLC (solely as a result of its status as a limited partner in such fund) shall be considered an Affiliate of the Company or any Restricted Subsidiary hereunder.

“Agent” means the Registrar or Paying Agent.

“Agent Members” has the meaning provided in the Appendix.

“Applicable Law,” except as the context may otherwise require, means all applicable laws, rules, regulations, ordinances, judgments, decrees, injunctions, writs and orders of any court or governmental or congressional agency or authority and rules, regulations, orders, licenses and permits of any United States federal, state, municipal, regional, or other governmental body, instrumentality, agency or authority.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any properties or assets (including by way of a sale and leaseback transaction); provided that the disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of Section 5.15 and/or the provisions of Section 6.01 and not by the provisions of Section 5.10; and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves properties or assets having a fair market value of less than $25.0 million;

(2) a transfer of assets between or among any of the Company and its Restricted Subsidiaries;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4) the sale, lease or other disposition of equipment, inventory, accounts receivable or other properties or assets in the ordinary course of business;

(5) the disposition of cash or Cash Equivalents, Hedging Obligations or other financial instruments in the ordinary course of business;

(6) a Restricted Payment that is permitted by Section 5.07 or a Permitted Investment;

(7) any trade or exchange by the Company or any Restricted Subsidiary of properties or assets for properties or assets owned or held by another Person, provided that the fair market value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the fair market value of the properties or assets (together with any cash) to be received by the Company or such Restricted Subsidiary, and provided further that any cash received must be applied in accordance with the provisions of Section 5.10;

(8) the creation or perfection of a Lien that is not prohibited by Section 5.12;

(9) dispositions in connection with Permitted Liens;

(10) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(11) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. As used in the preceding sentence, the “net rental payments” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Available Cash” has the meaning assigned to such term in the Partnership Agreement, as in effect on the date of this Supplemental Indenture.

“Bankruptcy Law” means Title 11, United States Code, as may be amended from time to time, or any similar federal or state law for the relief of debtors.

“Base Indenture” has the meaning attributed thereto in the first paragraph of this instrument.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings. Notwithstanding the foregoing, a Beneficial Owner of 50% or less of the Voting Stock of any entity that owns the General Partner will not be deemed to Beneficially Own more than 50% of the Voting Stock of the General Partner by reason of such ownership.

“Board of Directors” means:

(1) with respect to Finance Corp., its board of directors;

(2) with respect to the Company, the Board of Directors of the General Partner or any authorized committee thereof; and

(3) with respect to any other Person, the board or committee of such Person, or its general partner, as applicable, serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with generally accepted accounting principles in the United States in effect as of the date of this Supplemental Indenture.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Facilities or with any domestic commercial bank having capital and surplus in excess of $100.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries) of the Company and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than a Qualifying Owner, which occurrence is followed by a Rating Decline within 90 days of the consummation of such transaction;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company or the removal of the General Partner by the limited partners of the Company; or

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than one or more Qualifying Owners, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the General Partner, measured by voting power rather than number of shares, units or the like, which occurrence is followed by a Rating Decline within 90 days thereof.

Notwithstanding the preceding, a conversion of the Company or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited partnership, corporation, limited liability company or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests for another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Company immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity, and, in either case no “person”, other than one or more Qualifying Owners, Beneficially Owns more than 50% of the Voting Stock of such entity.

“Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commission” or “SEC” means the Securities and Exchange Commission.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) Fixed Charges of such Person for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation and amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash charges or expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization, impairment and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(5) unrealized non-cash losses of such Person and its Restricted Subsidiaries resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

(6) all extraordinary, unusual or non-recurring items of loss or expense of such Person and its Restricted Subsidiaries; minus

(7) extraordinary items of gain increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the net income of any Restricted Subsidiary (other than a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) unrealized losses and gains under derivative instruments included in the determination of Consolidated Net Income, including, without limitation those resulting from the application of FASB ASC 815 will be excluded; and

(5) any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded.

“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.

“Consolidated Net Worth” means, with respect to any Person, the total of the amounts shown on such Person’s consolidated balance sheet, determined in accordance with GAAP, as of the end of such Person’s most recent fiscal quarter for which internal financial statements are available prior to the taking of any action for the purpose of which the determination is being made, as the sum of:

(1) the par or stated value of all such Person’s outstanding Capital Stock, plus

(2) paid-in capital or capital surplus relating to such Capital Stock, plus

(3) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

“Corporate Trust Office of the Trustee” means the office of the Trustee at which at any time the trust created by this Indenture shall be administered, which office at the date hereof is located at 2 N. LaSalle Street, Suite 1020, Chicago, IL 60602, Attn: Corporate Trust Administration, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuers, or the principal corporate trust office of any successor Trustee (or such other address as a successor Trustee may designate from time to time by notice to the Holders and the Issuers).

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of June 10, 2011, among the Operating Company, the Company, the subsidiary guarantor parties thereto, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), indentures, commercial paper facilities or other agreements or instruments, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, capital markets financings, private placements, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 3.07 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 3.04 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 5.07.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by the Company after the date of this Supplemental Indenture.

“Euroclear” means Euroclear Bank S.A./N.V. or any successor securities clearing agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement which is considered incurred under clause (1) of the second paragraph of Section 5.09 and other than intercompany indebtedness) in existence on the date of this Supplemental Indenture, including the 2021 Senior Notes (excluding any Additional Notes (as defined therein) issued under the indenture dated as of April 19, 2011 among the Issuers, the guarantors named therein and the Trustee) and the 2022 Senior Notes (excluding any Additional Notes (as defined therein) issued under the indenture dated as of January 11, 2012 among the Issuers, the guarantors named therein and the Trustee), until such amounts are repaid.

“FASB ASC 815” means the Financial Accounting Standards Board Accounting Standards Codification 815.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used in a Permitted Business), and including in each case any related financing transactions (including repayment of Indebtedness) during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including any Consolidated Cash Flow and any pro forma expense and cost reductions or operating improvements that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial or accounting officer of the Company (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto);

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

(4) interest income reasonably anticipated by such Person to be received during the applicable four-quarter period from cash or Cash Equivalents held by such Person or any Restricted Subsidiary of such Person, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Obligations; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred securities of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company,

in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company (1) that is organized or incorporated outside the United States or any territory thereof and (2) that has 50% or more of its consolidated assets located outside the United States or any territory thereof.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.

“General Partner” means Access Midstream Partners GP, L.L.C., a Delaware limited liability company, and its successors and permitted assigns as general partner of the Company.

“Global Note” means a Note in global form registered in the name of the Depositary or its nominee and issued in accordance with Article 3 hereof, in substantially the form of Exhibit A hereto, bearing the Global Note Legend and having the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Global Note Legend” means the legend set forth in Exhibit A hereto, which is required to be placed on all Global Notes issued under the Indenture.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness. When used as a verb, “guarantee” has a correlative meaning.

“Guarantors” means each of (a) the Operating Company and the other Restricted Subsidiaries executing this Indenture as initial Guarantors, (b) any other Restricted Subsidiary of the Company that becomes a Guarantor in accordance with Section 5.13 or otherwise and (c) the respective successors and assigns of such Restricted Subsidiaries, as required under Article 11 hereof, in each case until such time as any such Restricted Subsidiary shall be released and relieved of its obligations pursuant to Section 9.02, 9.03 or 11.04 hereof.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in or to otherwise manage exposure to interest rates with respect to Indebtedness incurred;

(2) foreign exchange contracts and currency protection agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred;

(3) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of Hydrocarbons used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

(4) other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in or to otherwise manage exposure to interest rates, commodity prices or currency exchange rates.

“Holder” or “Noteholder” means a Person in whose name a Note is registered.

“Hydrocarbons” means crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of bankers’ acceptances;

(4) representing Capital Lease Obligations;

(5) Attributable Debt in respect of sale and leaseback transactions;

(6) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(7) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than the item referred to in clause (5), letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. The term “Indebtedness,” however, excludes any repayment or reimbursement obligation of such Person or any of its Subsidiaries with respect to Customary Recourse Exceptions, unless and until an event or circumstance occurs that triggers the Person’s or such Subsidiary’s direct repayment or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other Person to whom such obligation is actually owed, in which case the amount of such direct payment or reimbursement obligation shall constitute Indebtedness.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) in the case of any Hedging Obligation, the termination value of the agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such date; and

(3) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Indenture” has the meaning attributed thereto in the first paragraph of this instrument.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Issuance Date” means December 19, 2012.

“Initial Notes” means $1,400 million aggregate principal amount of 4.875% Senior Notes due 2023 issued on the Initial Issuance Date.

“Interest Payment Date” means Stated Maturity of an installment of interest on the Notes.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding (1) commission, travel and similar advances to officers and employees made in the ordinary course of business and (2) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of Section 5.07.

“Issue Order” means a written request or order signed on behalf of each Issuer by an Officer thereof and delivered to the Trustee.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Company in which the Company or any of its Restricted Subsidiaries makes any Investment.

“Legal Holiday” means any calendar day other than a Business Day. If a payment date is a Legal Holiday, payment may be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under Applicable Law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement. In no event will a right of first refusal be deemed to constitute a Lien.

“Make Whole Premium” means, with respect to a Note at any time, the excess, if any, of (a) the present value at such time of (i) the redemption price of such Note at December 15, 2017 (set forth in the table in Section 4.07(a)) plus (ii) any required interest payments due on such Note through December 15, 2017 (except for currently accrued and unpaid interest), computed using a discount rate equal to the Treasury Rate plus 50 basis points, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over (b) the principal amount of such Note.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale,

(2) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,

(3) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Sale, and

(4) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by the Company or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, except for Customary Recourse Exceptions, or (c) is the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries, except for Customary Recourse Exceptions and as contemplated by clause (9) of the definition of Permitted Liens.

For purposes of determining compliance with Section 5.09, in the event that any Non-Recourse Debt of any of the Company’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company.

“Notes” means the Initial Notes and the Additional Notes, if any, treated as a single class.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depositary), or any successor Person thereto and shall initially be the Trustee.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, the Controller, the Secretary or any Vice President of such Person or, in the case of the Company, its General Partner.

“Officers’ Certificate” means a certificate signed on behalf of a Person by two of its Officers that meets the requirements of Section 12.05 hereof.

“Operating Company” means Access MLP Operating, L.L.C., a Delaware limited liability company, and its successors.

“Opinion of Counsel” means an opinion reasonably acceptable to the Trustee from legal counsel that meets the requirements of Section 12.05 hereof. The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.

“Pari Passu Indebtedness” means, with respect to any Excess Proceeds from Asset Sales, Indebtedness of an Issuer or any Guarantor, including the 2021 Senior Notes and the 2022 Senior Notes, that ranks equally in right of payment with the Notes or the Subsidiary Guarantees, as the case may be, and the terms of which require the Company or any of its Restricted Subsidiaries to apply a portion of such Excess Proceeds to offer to repurchase such Indebtedness.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Company, dated as of August 3, 2010, as in effect on the date of this Supplemental Indenture and as such may be further amended, modified or supplemented from time to time.

“Permitted Business” means either (1) gathering, transporting, treating, processing, compressing, marketing, distributing, storing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto including entering into Hedging Obligations to support these businesses, or (2) any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Code.

“Permitted Business Investments” means Investments by the Company or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of the Company or in any Joint Venture, provided that:

(1) either (a) at the time of such Investment and immediately thereafter, the Company could incur $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 5.09 or (b) such Investment does not exceed the aggregate amount of Incremental Funds (as defined in Section 5.07) not previously expended at the time of making such Investment;

(2) if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Unrestricted Subsidiary or Joint Venture that is recourse to the Company or any of its Restricted Subsidiaries (which shall include, without limitation, all Indebtedness of such Unrestricted Subsidiary or Joint Venture for which the Company or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including, without limitation, any “claw-back,” “make-well” or “keep-well” arrangement) could, at the time such Investment is made, be incurred at that time by the Company and its Restricted Subsidiaries under the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 5.09; and

(3) such Unrestricted Subsidiary’s or Joint Venture’s activities are not outside the scope of the Permitted Business.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company (including through purchases of Notes or other Indebtedness);

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from:

(a) an Asset Sale that was made pursuant to and in compliance with Section 5.10;

(b) pursuant to clause (7) of the items deemed not to be Asset Sales under the definition of “Asset Sale;”

(5) any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or a Restricted Subsidiary;

(6) any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(7) Hedging Obligations permitted to be incurred under Section 5.09;

(8) Permitted Business Investments;

(9) Investments owned by any Person at the time such Person merges with or into the Company or a Restricted Subsidiary or is acquired by the Company or a Restricted Subsidiary, provided such Investments (a) are not incurred in contemplation of such merger or acquisition and (b) are, in the good faith determination of the Company, incidental to such merger or acquisition, and in each case renewals or extensions thereof in amounts not greater than the amount of such Investment; and

(10) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), that when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding, do not exceed the greater of $100.0 million or 5.0% of the Company’s Consolidated Net Tangible Assets determined at the time of such Investment.

“Permitted Liens” means:

(1) Liens securing any Indebtedness under any Credit Facility permitted to be incurred under this Indenture;

(2) Liens in favor of the Company or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto or proceeds thereof) other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) any interest or title of a lessor to the property subject to a Capital Lease Obligation or operating lease;

(6) Liens on any property or asset acquired, constructed or improved by the Company or any of its Restricted Subsidiaries (a “Purchase Money Lien”), which (a) are in favor of the seller of such property or assets, in favor of the Person developing, constructing, repairing or improving such asset or property, or in favor of the Person that provided the funding for the acquisition, development, construction, repair or improvement cost, as the case may be, of such asset or property, (b) are created within 360 days after the acquisition, development, construction, repair or improvement, (c) secure the purchase price or development, construction, repair or improvement cost, as the case may be, of such asset or property in an amount up to the cost of such acquisition, construction or improvement of such asset or property, and (d) are limited to the asset or property so acquired, constructed or improved (including the proceeds thereof, accessions thereto and upgrades thereof);

(7) Liens existing on the date of this Supplemental Indenture;

(8) Liens to secure the performance of tenders, bids, statutory obligations, surety or appeal bonds, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(9) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Company or any Restricted Subsidiary of the Company to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

(10) Liens on pipelines or pipeline facilities or other facilities that arise by operation of law;

(11) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farmout agreements, division orders, contracts for sale, transportation or exchange of crude oil, natural gas and natural gas liquids, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements arising in the ordinary course of business of the Company and its Restricted Subsidiaries that are customary in the Permitted Business;

(12) Liens upon specific items of inventory, receivables or other goods or proceeds of the Company or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by Section 5.09;

(13) Liens securing Obligations of the Issuers or any Guarantor under the Notes or the Subsidiary Guarantees, as the case may be;

(14) Liens securing any Indebtedness equally and ratably with all Obligations due under the Notes or any Subsidiary Guarantee pursuant to a contractual covenant that limits Liens in a manner substantially similar to Section 5.12;

(15) Liens to secure Hedging Obligations of the Company or any of its Restricted Subsidiaries;

(16) Liens securing Indebtedness that does not exceed at any one time outstanding the greater of (a) 5.0% of the Company’s Consolidated Net Tangible Assets determined at the time of incurrence of such Indebtedness and (b) $100.0 million; and

(17) any Lien renewing, extending, refinancing or refunding a Lien permitted by clauses (1) through (15) above; provided that (a) the principal amount of the Indebtedness secured by such Lien is not increased and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantees on terms at least as favorable to the Noteholders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is not incurred by a Restricted Subsidiary other than a Guarantor (or Finance Corp. as a co-obligor with the Company) if the Company or a Guarantor is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

Notwithstanding the preceding, any Indebtedness incurred under the Credit Agreement pursuant to Section 5.09 shall be subject only to the refinancing provision in the definition of Credit Agreement and not pursuant to the requirements set forth in the definition of Permitted Refinancing Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Prior Issue Date” means April 19, 2011, the date of the original issuance of the 2021 Senior Notes.

“Prospectus Supplement” means the prospectus supplement of the Issuers dated December 12, 2012 relating to the offering of the Initial Notes.

“Qualifying Owners” means The Williams Companies, Inc., Access Midstream Ventures, L.L.C., GIP II Eagle Holdings Partnership, L.P., GIP II Hawk Holdings Partnership, L.P. and any other investment fund or vehicle managed or controlled by Global Infrastructure Management, LLC (collectively, “GIP”), and in each case their respective Affiliates that, in the case of GIP only, are organized primarily for making, or otherwise having as their primary activity holding or exercising control over, equity or debt investments by GIP.

“Rating Category” means:

(1) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and

(2) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

“Rating Decline” means a decrease in the rating of the Notes by either Moody’s or S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories). In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories, namely + or – for S&P, and 1, 2, and 3 for Moody’s, will be taken into account; for example, in the case of S&P, a rating decline either from BB+ to BB or BB- to B+ will constitute a decrease of one gradation.

“Reporting Default” means a Default described in Section 7.01(d).

“Responsible Officer,” when used with respect to the Trustee, means any officer within the corporate trust department of the Trustee to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and having direct responsibility for the administration of this Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Notwithstanding anything in this Indenture to the contrary, Finance Corp. shall be a Restricted Subsidiary of the Company.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“SEC” or “Commission” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Debt” means

(1) all Indebtedness of the Company or any Restricted Subsidiary of the Company outstanding under the Credit Agreement and all Hedging Obligations with respect thereto;

(2) the 2021 Senior Notes;

(3) the 2022 Senior Notes;

(4) any other Indebtedness (including Credit Facilities) of the Company or any Restricted Subsidiary of the Company permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any Subsidiary Guarantee; and

(5) all Obligations with respect to the items listed in the preceding clauses (1), (2), (3) and (4).

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

(a) any intercompany Indebtedness of the Company or any of its Restricted Subsidiaries; or

(b) any Indebtedness that is incurred in violation of this Indenture.

For the avoidance of doubt, “Senior Debt” will not include any trade payables or taxes owed or owing by the Company or any Restricted Subsidiary.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Supplemental Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (whether general or limited) or limited liability company (a) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person, or (b) if there are more than a single general partner or member, either (x) the only general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“Subsidiary Guarantee” means any guarantee by a Guarantor of the Issuers’ Obligations under this Supplemental Indenture and on the Notes pursuant to Article 11 hereof.

“Supplemental Indenture” means this Supplemental Indenture, as amended or supplemented from time to time.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) and the rules and regulations thereunder, as in effect on the date of this Supplemental Indenture; provided, however, that, in the event the Trust Indenture Act of 1939 is amended after the date hereof, “TIA” means, to the extent required by such amendment, the Trust Indenture Act of 1939 as so amended.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 15, 2017; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Company shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to December 15, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will calculate the Treasury Rate no later than the second Business Day preceding the applicable redemption date and prior to such redemption date file with the trustee an officers’ certificate setting forth the Make Whole Premium and the Treasury Rate.

“Trustee” means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unit Purchase Agreement” means the Unit Purchase Agreement dated December 11, 2012, by and among the Company and Chesapeake Midstream Development, L.L.C.

“Unrestricted Subsidiary” means any Subsidiary of the Company (other than Finance Corp. or the Operating Company) that is designated by the Board of Directors of the General Partner as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) except to the extent permitted in clause 2(b) of the definition of Permitted Business Investments, has no Indebtedness other than Non-Recourse Debt owing to any Person other than the Company or any of its Restricted Subsidiaries;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any Subsidiary of an Unrestricted Subsidiary shall also be an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 5.07. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 5.09, the Company will be in default of such covenant.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

Section 2.02 Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	5.11
“Asset Sale Offer”	4.10
“Change of Control Offer”	5.15
“Change of Control Payment”	5.15
“Change of Control Settlement Date”	5.15
“Covenant Defeasance”	9.03
“Discharge”	9.08
“Event of Default”	7.01
“Excess Proceeds”	5.10
“Incremental Funds”	5.07
“incur”	5.09
“Legal Defeasance”	9.02
“Offer Amount”	4.10
“Offer Period”	4.10
“Paying Agent”	3.04
“Payment Default”	7.01
“Permitted Debt”	5.09
“Registrar”	3.04
“Restricted Payments”	5.07
“Settlement Date”	4.10
“Special Mandatory Redemption”	4.08
“Special Mandatory Redemption Trigger”	4.08
“Termination Date”	4.10

Section 2.03 Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture. Any terms incorporated in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them. Whether or not qualified under the TIA, this Indenture is deemed to be subject to the provisions of the TIA that are applicable to all indentures qualified thereunder.

Section 2.04 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive, and “including” means including without limitation, whether or not so indicated;

(4) words in the singular include the plural, and in the plural include the singular;

(5) provisions apply to successive events and transactions;

(6) references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time; and

(7) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole (as amended or supplemented from time to time) and not to any particular Article, Section or other subdivision.

ARTICLE 3

THE NOTES

Section 3.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication shall be in substantially the form set forth in Exhibit A hereto, and the notations of Subsidiary Guarantee shall be in substantially the form set forth in Exhibit B hereto. The Notes may have such appropriate insertions, omissions, substitutions and other variations, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or Depositary therefor or as may, consistently herewith, be determined by the officers executing such Notes as evidenced by their execution thereof.

The terms and provisions contained in the Notes (including the notations of Subsidiary Guarantees) shall constitute, and are hereby expressly made, a part of this Supplemental Indenture, and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern and be controlling.

The Notes shall be issuable only in fully registered form without coupons and only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

The Initial Notes shall be issued initially in the form of a Global Note, which shall be deposited with the Trustee, as Note Custodian.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, transfers and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 3.07 hereof.

Section 3.02 Title and Terms.

The Notes shall be titled the “4.875% Senior Notes due 2023.”

The Notes will mature on May 15, 2023. Interest on the Notes will accrue at the rate of 4.875% per annum and will be payable semiannually in cash on each Interest Payment Date to the Persons who are registered Holders of Notes at the close of business on the May 1 and November 1 (the “Regular Record Date”) immediately preceding the applicable Interest Payment Date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance to but excluding the actual Interest Payment Date. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue as a result of such delayed payment.

The Notes shall be redeemable as provided in Article 4 and subject to Legal Defeasance and Covenant Defeasance as provided in Article 9. The Notes shall have such other terms as are indicated in Exhibit A.

Section 3.03 Execution and Authentication.

An Officer shall sign the Notes on behalf of each Issuer by manual, portable document format (.pdf) or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

On the Initial Issuance Date, the Trustee shall authenticate and deliver $1,400 million of Notes and, at any time and from time to time thereafter, the Trustee shall authenticate and deliver Notes for original issue in an aggregate principal amount specified in such order, in each case upon a written order of the Issuers. Such order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and to whom the Notes shall be registered and delivered and, in the case of an issuance of Additional Notes pursuant to Section 3.14 after the Initial Issuance Date, shall certify that such issuance is in compliance with Section 5.09.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuers to authenticate the Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

Section 3.04 Registrar and Paying Agent.

The Issuers shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuers may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent.

The Issuers shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuers shall notify the Trustee of the name and address of any such agent. If the Issuers fail to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 8.07. The Company or any Subsidiary may act as Paying Agent or Registrar.

The Issuers initially appoint the Trustee as Registrar and Paying Agent in connection with the Notes.

The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuers evidencing the same debt, and entitled to the same benefits under the Indenture, as the Notes surrendered upon such registration of transfer or exchange.

Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuers or the Trustee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Issuers and the Registrar duly executed, by the Holder thereof or its attorney duly authorized in writing.

No service charge shall be imposed for any registration of transfer or exchange of Notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax or other governmental taxes and fees that may be imposed by law or the Indenture in connection with any registration of transfer or exchange of Notes.

If the Notes are to be redeemed in part, the Issuers shall not be required (A) to register the transfer of or exchange any Notes during a period of 15 days before a selection of Notes for redemption under Section 4.02, or (B) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part. Further, the Issuers shall not be required to register the transfer of or exchange any Notes between a record date and the next succeeding Interest Payment Date.

With Respect to Global Notes:

(a) Each Global Note authenticated under this Supplemental Indenture shall be registered in the name of the Depositary designated for such Global Note or a nominee thereof and delivered to such Depositary or a nominee thereof or custodian therefor.

(b) Subject to Section 3.07, any exchange of a Global Note for other Notes may be made in whole or in part, and all Notes issued in exchange for a Global Note or any portion thereof shall be registered in such names as the Depositary for such Global Note shall direct.

(c) Every Note authenticated and delivered upon registration of transfer of, or in exchange for or in lieu of, a Global Note or any portion thereof, whether pursuant to this Section or otherwise, shall be authenticated and delivered in the form of, and shall be, a Global Note, unless such Note is registered in the name of a Person other than the Depositary for such Global Note or a nominee thereof.

Section 3.05 Paying Agent to Hold Money in Trust.

Prior to 11:00 a.m. New York City time, on each due date of the principal and interest on any Note, an Issuer shall deposit with the Paying Agent a sum sufficient to pay such principal and interest when so becoming due. The Issuers shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Noteholders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Notes and shall notify the Trustee of any default by the Issuers in making any such payment. If the Company or a Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section, the Paying Agent shall have no further liability for the money delivered to the Trustee.

Section 3.06 Noteholder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Noteholders. If the Trustee is not the Registrar, the Issuers shall furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Noteholders.

Section 3.07 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All beneficial interests in the Global Notes will be exchanged by the Issuers for Definitive Notes if:

(1) the Issuers deliver to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary;

(2) the Issuers, at their option but subject to DTC’s requirements, determine that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and deliver a written notice to such effect to the Trustee; or

(3) there has occurred and is continuing an Event of Default with respect to the Notes, and the Depositary notifies the Trustee of its decision to exchange the Global Notes for Definitive Notes.

Upon the occurrence of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 3.08 and 3.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 3.07, Section 3.08 or Section 3.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 3.07(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 3.07(b) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Supplemental Indenture and the Applicable Procedures.

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in a Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 3.07(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 3.07(b)(1), the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a definitive note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such definitive note shall be registered to effect such transfer or exchange referred to in clause (1) above.

(c) Transfer and Exchange of Beneficial Interests in Global Notes to Definitive Notes. If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a definitive note, then, upon satisfaction of the conditions set forth in Section 3.07(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 3.07(g) hereof, and the Issuers will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a definitive note in the appropriate principal amount. Any definitive note issued in exchange for a beneficial interest pursuant to this Section 3.07(c) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests. Other than following an exchange of beneficial interest in a Global Note for Definitive Notes as contemplated by Section 3.07(a)(2), a Holder of a definitive note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable definitive note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 3.07(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. A Holder of Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of a definitive note. Upon receipt of a request to register such a transfer, the Registrar shall register the definitive note pursuant to the instructions from the Holder thereof.

Section 3.08 Replacement Notes.

If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuers shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met and the Holder satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Issuers, such Holder shall furnish an indemnity bond sufficient in the judgment of the Issuers and the Trustee to protect the Issuers, the Trustee, the Paying Agent and the Registrar from any loss which any of them may suffer if a Note is replaced. The Issuers and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuers.

Section 3.09 Outstanding Notes.

Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding. Except as otherwise provided in TIA §316(a), a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 3.08, it ceases to be outstanding unless the Trustee and the Issuers receive proof satisfactory to them that the replaced Note is held by a bona fide purchaser.

If the Paying Agent segregates and holds in trust, in accordance with this Supplemental Indenture, by 11:00 a.m. New York time, on a redemption date or other maturity date money sufficient to pay all principal, premium, if any, and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them cease to accrue.

Section 3.10 Temporary Notes.

Until Definitive Notes are ready for delivery, the Issuers may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuers consider appropriate for temporary Notes. Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate Definitive Notes and deliver them in exchange for temporary Notes.

Section 3.11 Cancellation.

An Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel (subject to the record retention requirements of the Exchange Act) all Notes surrendered for registration of transfer, exchange, payment or cancellation. Upon written request, the Trustee will deliver a certificate of such cancellation to the Issuers unless the Issuers direct the Trustee to deliver canceled Notes to the Issuers instead. The Issuers may not issue new Notes to replace Notes they have redeemed, paid or delivered to the Trustee for cancellation.

Section 3.12 Defaulted Interest.

If the Issuers default in a payment of interest on the Notes, the Issuers shall pay defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Issuers may pay the defaulted interest to the Persons who are Noteholders on a subsequent special record date. The Issuers shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly mail or cause to be mailed to each Noteholder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

Section 3.13 CUSIP Numbers.

The Issuers in issuing the Notes may use “CUSIP” numbers and corresponding “ISINs” (if then generally in use) and, if so, the Trustee shall use “CUSIP” numbers and corresponding “ISINs” in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.

Section 3.14 Issuance of Additional Notes.

The Issuers shall be entitled, subject to their compliance with Section 5.09, to issue Additional Notes under this Indenture which shall have identical terms as the Initial Notes issued on the Initial Issuance Date, other than with respect to the date of issuance and issue price. The Initial Notes issued on the Initial Issuance Date and any Additional Notes shall be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, consents, directions, declarations, amendments, redemptions and offers to purchase.

With respect to any Additional Notes, the Issuers shall set forth in an Officers’ Certificate, which shall be delivered to the Trustee, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2) the issue price, the issue date and the CUSIP number and any corresponding ISIN of such Additional Notes; and

(3) whether such Additional Notes shall be Transfer Restricted Securities.

ARTICLE 4

REDEMPTION AND PREPAYMENT

Section 4.01 Notices to Trustee.

If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 4.07 hereof, they shall furnish to the Trustee, at least five Business Days (unless a shorter period shall be agreeable to the Trustee) before the date of giving notice of the redemption pursuant to Section 4.03, an Officers’ Certificate setting forth (i) the clause of Section 4.07 pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed, (iv) the redemption price, and (v) whether it requests the Trustee to give notice of such redemption. Any such notice may be cancelled at any time prior to the mailing of notice of such redemption to any Holder and shall thereby be void and of no effect.

Section 4.02 Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed among the Holders of the Notes as follows: (1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or (2) if the Notes are not listed on any national securities exchange, on a pro rata basis (or, in the case of Notes represented by a Global Note, by such method as DTC or its nominee or successor may require or, where such nominee or successor is the Trustee, a method that most nearly approximates pro rata selection as the Trustee deems fair and appropriate unless otherwise required by law). In the event of partial redemption other than on a pro rata basis, the particular Notes to be redeemed shall be selected, not less than five (5) Business Days (unless a shorter period shall be agreeable to the Trustee) prior to the giving of notice of the redemption pursuant to Section 4.03, by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Issuers in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $2,000 or integral multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if such amount does not equal $2,000 or an integral multiple of $1,000 in excess thereof, shall be redeemed. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 4.03 Notice of Redemption.

Subject to the provisions of Section 4.10 hereof, at least 30 days but not more than 60 days before a redemption date, the Issuers shall mail or cause to be mailed, by first class mail, or, if the Notes are in global form, sent pursuant to the applicable procedures of the DTC, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed or sent more than 60 days prior to a redemption date if the notice is issued in connection with a Legal Defeasance, Covenant Defeasance or Discharge.

The notice shall identify the Notes to be redeemed and shall state:

(a) the redemption date;

(b) the redemption price;

(c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion shall be issued in the name of the Holder upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Issuers default in making such redemption payment and interest on Notes called for redemption cease to accrue on and after the redemption date and the only remaining right of the Holders of such Notes is to receive payment of the redemption price upon surrender to the Paying Agent of the Notes redeemed;

(g) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes.

If any of the Notes to be redeemed is in the form of a Global Note, then the Issuers shall modify such notice to the extent necessary to accord with the procedures of the Depositary applicable to redemption.

At the Issuers’ request, the Trustee shall give the notice of redemption in the Issuers’ names and at their expense; provided, however, that the Issuers shall have delivered to the Trustee five days prior to the notice being sent to the Holders (or such shorter notice as may be acceptable to the Trustee), as provided in Section 4.01, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the second preceding paragraph.

Section 4.04 Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 4.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional, except that any redemption pursuant to Section 4.07(b) may, at the Issuers’ discretion, be subject to completion of the related Equity Offering. If mailed in the manner provided for in Section 4.03, the notice of redemption shall be conclusively presumed to have been given whether or not a Holder receives such notice. Failure to give timely notice or any defect in the notice shall not affect the validity of the redemption.

Section 4.05 Deposit of Redemption Price.

Prior to 11:00 a.m., New York City time, on the redemption date, the Issuers shall deposit with the Paying Agent (or, if the Company or a Subsidiary thereof is acting as its own Paying Agent, segregate and hold in trust as provided in Section 3.05 hereof) money sufficient in same day funds to pay the redemption price of and accrued interest on all Notes to be redeemed on that date. The Paying Agent shall promptly return to the Issuers any money deposited with the Paying Agent by an Issuer in excess of the amounts necessary to pay the redemption price of and accrued interest on all Notes to be redeemed.

If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption whether or not such Notes are presented for payment, and the only remaining right of the Holders of such Notes shall be to receive payment of the redemption price upon surrender to the Paying Agent of the Notes redeemed. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of an Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful, on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 5.01 hereof.

Section 4.06 Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Issuers shall issue in the name of the Holder and the Trustee shall authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 4.07 Optional Redemption.

(a) Except as set forth in clauses (b) and (c) of this Section 4.07 and Section 5.15(a)(6), the Issuers shall not have the option to redeem the Notes prior to December 15, 2017. On and after December 15, 2017, the Issuers may on one or more occasions redeem the Notes, in whole or in part at any time, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes redeemed to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

YEAR	PERCENTAGE
2017	102.438%
2018	101.625%
2019	100.813%
2020 and thereafter	100.000%

(b) At any time prior to December 15, 2015, the Issuers may on one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture at a redemption price of 104.875% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), in an amount not to exceed the net proceeds of one or more completed Equity Offerings by the Company, provided that:

(1) at least 65% of the aggregate principal amount of Notes issued under this Indenture on the Initial Issuance Date remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries);

(2) the redemption occurs within 180 days of the date of the closing of such Equity Offering; and

(3) the net proceeds of such Equity Offering are not otherwise used, directly or indirectly (by credit, reference or otherwise), towards the redemption of any other outstanding debt securities of an Issuer or Guarantor, including the 2021 Senior Notes and the 2022 Senior Notes.

(c) Prior to December 15, 2017, the Issuers may on one or more occasions redeem all or part of the Notes at a redemption price equal to the sum of:

(1) the principal amount thereof, plus

(2) the Make Whole Premium at the redemption date,

plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

(d) Any redemption pursuant to this Section 4.07 shall be made pursuant to the provisions of Section 4.01 through Section 4.06 hereof.

Section 4.08 Special Mandatory Redemption.

Upon the occurrence of the earlier of the following two events (the “Special Mandatory Redemption Trigger”), the Company shall redeem all the Notes (the “Special Mandatory Redemption”) at a redemption price in cash equal to 100% of the aggregate issue price thereof plus accrued and unpaid interest thereon to the mandatory redemption date:

(1) February 28, 2013, if the transactions contemplated by the Unit Purchase Agreement have not been consummated in all material respects in accordance with the Unit Purchase Agreement by such date; and

(2) the termination of the Unit Purchase Agreement.

Within ten days of the occurrence of the Special Mandatory Redemption Trigger, the Company shall mail notice of the Special Mandatory Redemption to each holder of notes at its registered address and to the Trustee, stating, in addition to the matters specified in clauses (a), (b) and (d)-(g) of Section 4.03, that a Special Mandatory Redemption Trigger has occurred and that all of the Notes will be redeemed on the redemption date set forth in such notice (which will be no earlier than 15 days and no later than 30 days from the date such notice is mailed).

Upon the closing of the acquisition of 100% of the issued and outstanding equity interests in Chesapeake Midstream Operating, L.L.C in all material respects in accordance with the Unit Purchase Agreement, the foregoing provisions regarding the Special Mandatory Redemption will cease to apply. Subject to the express provisions of this Section 4.08, a redemption pursuant to this Section 4.08 shall be made pursuant to Section 4.04 and 4.05.

Section 4.09 No Mandatory Redemption or Sinking Fund.

Except as set forth in Sections 4.08, 5.10 and 5.15 hereof, neither of the Issuers shall be required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of the Holders.

Section 4.10 Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 5.10 hereof, the Company shall be required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it shall follow the procedures specified below.

The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by Applicable Law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Settlement Date”), the Company shall purchase and pay for the principal amount of Notes required to be purchased pursuant to Section 5.10 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes validly tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the manner prescribed in the Notes.

Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(a) that the Asset Sale Offer is being made pursuant to this Section 4.10 and Section 5.10 hereof and the length of time the Asset Sale Offer shall remain open, including the time and date the Asset Sale Offer will terminate (the “Termination Date”);

(b) the Offer Amount and the purchase price;

(c) that any Note not tendered or accepted for payment shall continue to accrue interest;

(d) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Settlement Date;

(e) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may only elect to have all of such Note purchased and may not elect to have only a portion of such Note purchased;

(f) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Company or a Paying Agent at the address specified in the notice, before the Termination Date;

(g) that Holders shall be entitled to withdraw their election if the Company or the Paying Agent, as the case may be, receives, prior to the Termination Date, an electronic transmission, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(h) that, if the aggregate principal amount of Notes surrendered by Holders, and Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount the Company is required to repurchase, the Trustee shall select the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis (except that any Notes represented by a Global Note will be selected by such method as DTC or its nominee or successor may require or, where such nominee or successor is the Trustee, a method that most nearly approximates pro rata selection as the Trustee deems fair and appropriate unless otherwise required by law) of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased); and

(i) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

If any of the Notes subject to an Asset Sale Offer is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depositary applicable to repurchases.

Promptly after the Termination Date, the Company shall, to the extent lawful, accept for payment Notes or portions thereof tendered pursuant to the Asset Sale Offer in the aggregate principal amount required by Section 5.10 hereof, and prior to the Settlement Date it shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 4.10 and Section 5.10. Prior to 11:00 a.m., New York City time, on the Settlement Date, the Company or the Paying Agent, as the case may be, shall mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall issue a new Note, and the Trustee shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer on or before the Settlement Date.

ARTICLE 5

COVENANTS

Section 5.01 Payment of Notes.

The Issuers shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m., New York City time, on the due date money deposited by an Issuer or a Guarantor in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the interest rate on the Notes to the extent lawful; and they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful.

Section 5.02 Maintenance of Office or Agency.

The Issuers shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee) where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. Further, if at any time there shall be no such office or agency in the City of New York where the Notes may be presented or surrendered for payment, the Issuers shall forthwith designate and maintain such an office or agency in the City of New York, in order that the Notes shall at all times be payable in the City of New York. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 3.04. In addition, the Issuers hereby designate the office of the Trustee in the City of New York, which is located at 101 Barclay Street, New York, NY 10286 on the date hereof, as an additional place where Notes may be presented or surrendered for payment.

Section 5.03 Reports.

(a) Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding, the Company will make publicly available on its website or file with the SEC for public availability within the time periods specified in the SEC’s rules and regulations under the Exchange Act:

(1) all quarterly and annual financial and other information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, except to the extent the Company reasonably determines such report would not be material to investing in debt securities.

(b) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by paragraph (a) of this Section 5.03 shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

(c) Delivery of reports, information and documents to the Trustee under this Section is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 5.04 Compliance Certificate.

(a) The Issuers shall deliver to the Trustee, within 90 days after the end of each fiscal year ending after the Initial Issuance Date, an Officers’ Certificate stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments of interest on the Notes are prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b) The Issuers shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any of their respective Officers becoming aware of any Default or Event of Default, an Officers’ Certificate of each Issuer specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 5.05 Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 5.06 Stay, Extension and Usury Laws.

Each of the Issuers and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 5.07 Limitation on Restricted Payments.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (except in exchange for Equity Interests (other than Disqualified Stock) of the Company);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness (other than intercompany Indebtedness between the Company and a Restricted Subsidiary or between Restricted Subsidiaries of the Company) that is contractually subordinated to the Notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof or within one year of the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment, no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and either:

(1) if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment is not less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6) and (7) of the next succeeding paragraph) with respect to the quarter for which such Restricted Payment is made, is less than the sum, without duplication, of:

(a) Available Cash as of the end of the Company’s preceding fiscal quarter, plus

(b) 100% of the aggregate net cash proceeds received by the Company (including the fair market value of any Permitted Business or long-term assets that are used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests of the Company (other than Disqualified Stock)) after the Prior Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) after the Prior Issue Date or from the issue or sale after the Prior Issue Date of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Company), plus

(c) to the extent that any Restricted Investment that was made after the Prior Issue Date is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), plus

(d) the net reduction in Restricted Investments resulting from dividends, repayments of loans or advances, or other transfers of assets in each case to the Company or any of its Restricted Subsidiaries from any Person (including, without limitation, Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in Available Cash for any period commencing on or after the Prior Issue Date (items (b), (c) and (d) being referred to as “Incremental Funds”), minus

(e) the aggregate amount of Incremental Funds previously expended pursuant to this clause (1) and clause (2) below; or

(2) if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment is less than 1.75 to 1.00, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6) and (7) of the next succeeding paragraph) with respect to the quarter for which such Restricted Payment is made (such Restricted Payments for purposes of this clause (2) meaning only distributions on limited partnership interests of the Company, plus the related distribution on the general partner interest and any distributions made with respect to incentive distribution rights), is less than the sum, without duplication, of:

(a) $250.0 million less the aggregate amount of all Restricted Payments made by the Company and its Restricted Subsidiaries pursuant to this clause (2)(a) during the period ending on the last day of the fiscal quarter immediately preceding the date of such Restricted Payment and beginning on the Prior Issue Date, plus

(b) Incremental Funds to the extent not previously expended pursuant to this clause (2) or clause (1) above.

The preceding provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration the payment would have complied with the provisions of this Supplemental Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of, the substantially concurrent (a) contribution (other than from a Restricted Subsidiary of the Company) to the equity capital of the Company or (b) sale (other than to a Restricted Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock), with a sale being deemed substantially concurrent if such redemption, repurchase, retirement, defeasance or acquisition occurs not more than 120 days after such sale; provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded or deducted from the calculation of Available Cash and Incremental Funds;

(3) the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(4) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company pursuant to any director or employee equity subscription agreement or equity option agreement or other employee benefit plan or to satisfy obligations under any Equity Interests appreciation rights or option plan or similar arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any calendar year, with any portion of such $5.0 million amount that is unused in any calendar year to be carried forward to successive calendar years and added to such amount; provided further that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by the Company after the date of this Supplemental Indenture;

(6) the purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise of unit options, warrants, incentives, rights to acquire Equity Interests or other convertible securities if such Equity Interests represent a portion of the exercise or exchange price thereof, and any purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of unit options, warrants, incentives or rights to acquire Equity Interests; or

(7) any purchase, redemption, retirement, defeasance or other acquisition for value of any subordinated Indebtedness pursuant to the provisions of such subordinated Indebtedness upon a Change of Control or an Asset Sale after the Company shall have complied with the provisions set forth in Sections 4.10, 5.10 and 5.15 hereof, as the case may be, and repurchased all Notes validly tendered for payment in connection with the Change of Control Offer or Asset Sale Offer, as the case may be.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by an Officer of the General Partner in good faith. For purposes of determining compliance with this Section 5.07, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) through (7), the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this Section 5.07.

Section 5.08 Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions of this Section 5.08 will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements as in effect on the date of this Supplemental Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which they relate, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the date of this Supplemental Indenture;

(2) the 2021 Senior Notes;

(3) the 2022 Senior Notes;

(4) this Supplemental Indenture, the Notes and the Subsidiary Guarantees;

(5) Applicable Law;

(6) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was otherwise permitted by the terms of this Supplemental Indenture to be incurred;

(7) customary non-assignment provisions in Hydrocarbon purchase and sale or exchange agreements or similar operational agreements or in licenses or leases, in each case entered into in the ordinary course of business and consistent with past practices;

(8) Capital Lease Obligations, mortgage financings or purchase money obligations, in each case for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(9) any agreement for the sale or other disposition of a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(10) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(11) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 5.12 that limit the right of the debtor to dispose of the assets subject to such Liens;

(12) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(13) any agreement or instrument relating to any property or assets acquired after the date of this Supplemental Indenture, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions;

(14) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(15) with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was incurred if either (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (b) the Company determines in good faith that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes; and

(16) any other agreement governing Indebtedness of the Company or any Restricted Subsidiary that is permitted to be incurred under Section 5.09; provided, however, that such encumbrances or restrictions are not materially more restrictive, taken as a whole, than those contained in this Supplemental Indenture or the Credit Agreement as it exists on the date of this Supplemental Indenture.

Section 5.09 Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), the Company will not issue any Disqualified Stock, and the Company will not permit any of its Restricted Subsidiaries to issue any preferred securities; provided, however, that the Company and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 1.5 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this Section 5.09 will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”) or the issuance of any preferred securities described in clause (11) below:

(1) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed the greater of (a) $1.50 billion or (b) the sum of $500.0 million and 25% of the Company’s Consolidated Net Tangible Assets at the time of incurrence;

(2) the incurrence by the Company or any of its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the Issuers and the Guarantors of Indebtedness represented by the Notes issued and sold on the Initial Issuance Date and the related Subsidiary Guarantees issued on the date of this Supplemental Indenture;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (4), not to exceed at any time outstanding, the greater of (a) $100.0 million or (b) 3.5% of the Company’s Consolidated Net Tangible Assets at the time of incurrence;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness that was permitted by this Supplemental Indenture to be incurred under the first paragraph of this Section 5.09 or clause (2) or (3) of this paragraph or this clause (5);

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, or if a Guarantor is the obligor on such Indebtedness and neither the Company nor another Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Subsidiary Guarantee of such Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;

(8) the incurrence by the Company or any of its Restricted Subsidiaries of Acquired Debt in connection with a merger or consolidation meeting any one of the financial tests set forth in clause (d) of Section 6.01;

(9) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this Section 5.09;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Company or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

(11) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of any preferred securities; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred securities being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b) any sale or other transfer of any such preferred securities to a Person that is not either the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an issuance of such preferred securities by such Restricted Subsidiary that was not permitted by this clause (11);

(12) the incurrence by the Company or any of its Restricted Subsidiaries of liability in respect of the Indebtedness of any Unrestricted Subsidiary of the Company or any Joint Venture but only to the extent that such liability is the result of the Company’s or any such Restricted Subsidiary’s being a general partner of such Unrestricted Subsidiary or Joint Venture and not as guarantor of such Indebtedness and provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (12) and then outstanding does not exceed $25.0 million; and

(13) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount then outstanding, not to exceed the greater of (a) $250.0 million or (b) 7.5% of the Company’s Consolidated Net Tangible Assets determined at the time of incurrence.

For purposes of determining compliance with this Section 5.09, in the event that an item of Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this Section 5.09, the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant. Any Indebtedness under Credit Facilities on (other than the 2021 Senior Notes and the 2022 Senior Notes) on the date of this Supplemental Indenture shall be considered incurred under clause (1) of the second paragraph of this Section 5.09.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 5.09; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued. Notwithstanding any other provision of this Section 5.09, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this Section 5.09 will not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. Further, the accounting reclassification of any obligation of the Company or any of its Restricted Subsidiaries as Indebtedness will not be deemed an incurrence of Indebtedness for purposes of this covenant.

Section 5.10 Limitation on Asset Sales.

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or a Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 50% of the aggregate consideration received by the Company and its Restricted Subsidiaries in the Asset Sale and all other Asset Sales since the Prior Issue Date is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Company or such Subsidiary from further liability therefor; and

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are, within 90 days after the Asset Sale, converted by the Company or such Subsidiary into cash, to the extent of the cash received in that conversion.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any Restricted Subsidiary may apply those Net Proceeds at its option to any combination of the following:

(I) to repay, redeem, or repurchase Senior Debt, including the Notes;

(II) to acquire all or substantially all of the properties or assets of a Person primarily engaged in a Permitted Business;

(III) to acquire a majority of the Voting Stock of a Person primarily engaged a Permitted Business;

(IV) to make capital expenditures; or

(V) to acquire other long-term assets that are used or useful in a Permitted Business.

The provisions of clauses (II), (III), (IV) or (V) of the preceding paragraph shall be deemed to be satisfied if a bona fide binding contract committing to make the acquisition or expenditure referred to therein is entered into by the Company or any of its Restricted Subsidiaries within the time period specified in the preceding paragraph and such Net Proceeds are subsequently applied in accordance with such contract within six months following the date such agreement is entered into.

Pending the final application of any Net Proceeds, the Company or any Restricted Subsidiary may invest the Net Proceeds in any manner that is not prohibited by this Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraphs will constitute “Excess Proceeds.”

Within 10 days after each time the aggregate amount of Excess Proceeds exceeds $75.0 million, the Company will make an Asset Sale Offer to all Holders of Notes, and to all holders of Pari Passu Indebtedness then outstanding, to purchase the maximum principal amount of Notes and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the Settlement Date, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Settlement Date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the

Company or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis (except that any Notes represented by a Global Note will be selected by such method as DTC or its nominee or successor may require or, where such nominee or successor is the Trustee, a method that most nearly approximates pro rata selection as the Trustee deems fair and appropriate otherwise required by applicable law). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 5.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions by virtue of such conflict.

Section 5.11 Limitation on Transactions with Affiliates.

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that, taken as a whole, are no less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably be expected to have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or is otherwise fair to the Company and its Restricted Subsidiaries from a financial point of view; and

(2) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, an Officers’ Certificate certifying that such Affiliate Transaction or series of Affiliate Transactions complies with the preceding clause (1) of this Section 5.11 and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $100.0 million, a resolution of the Board of Directors of the General Partner set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with the preceding clause (1) of this Section 5.11 and has been approved by a majority of the disinterested members of the Board of Directors.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph of this Section 5.11:

(1) any employment agreement or arrangement, equity award, equity option or equity appreciation agreement or plan entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and any payments or awards pursuant thereto;

(2) transactions between or among any of the Company and its Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of the Company solely because the Company or any of its Restricted Subsidiaries owns an Equity Interest in such Person;

(4) transactions permitted by the terms of (a) the Partnership Agreement with respect to accounting, treasury, information technology, insurance and other corporate services, general overhead and other administrative matters and expense reimbursements and (b) any other agreements existing on the date of this Supplemental Indenture, in each case as such agreements are in effect on the date of this

Supplemental Indenture, and any amendment or replacement of any of such agreements so long as such amendment or replacement agreement is not materially less favorable to the Company than the agreement so amended or replaced;

(5) customary compensation, indemnification and other benefits made available to officers, directors or employees of the Company, a Restricted Subsidiary of the Company or the General Partner, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

(6) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;

(7) Restricted Payments or Permitted Investments that are permitted by Section 5.07;

(8) transactions between the Company or any of its Restricted Subsidiaries and any Person that would not otherwise constitute an Affiliate Transaction except for the fact that one director of such other Person is also a director of the Company or such Restricted Subsidiary, as applicable; provided that such director abstains from voting as a director of the Company or such Restricted Subsidiary, as applicable, on any matter involving such other Person; and

(9) in the case of contracts for the provision of gathering, treating or compression services with respect to Hydrocarbons or activities or services reasonably related thereto, or other operational contracts, any such contracts that are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by the Company or any of its Restricted Subsidiaries with unrelated third parties or otherwise on terms not materially less favorable to the Company and its Restricted Subsidiaries than those that would be available in a transaction with an unrelated third party.

Section 5.12 Limitation on Liens.

The Company will not, and will not permit any Guarantor to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien (other than Permitted Liens) securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, unless the Notes or any Subsidiary Guarantee of such Guarantor, as applicable, are secured on an equal and ratable basis (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes or such Subsidiary Guarantee, as the case may be) with the obligations so secured until such time as such obligations are no longer secured by a Lien (other than Permitted Liens).

Section 5.13 Additional Subsidiary Guarantees.

If, after the date of this Supplemental Indenture, any Restricted Subsidiary of the Company that is not already a Guarantor guarantees any other Indebtedness of either of the Issuers or any Indebtedness of the Operating Company under a Credit Facility, or the Operating Company, if not then a Guarantor, guarantees any other Indebtedness of either of the Issuers under a Credit Facility or incurs any Indebtedness under any Credit Facility, then in either case that Subsidiary will become a Guarantor by executing a supplemental indenture substantially in the form of Exhibit C hereto and delivering it to the Trustee within ten Business Days of the date on which it guaranteed or incurred such Indebtedness, as the case may be; provided, however, that the preceding shall not apply to Subsidiaries of the Company that have properly been designated as Unrestricted Subsidiaries in accordance with this Supplemental Indenture for so long as they continue to constitute Unrestricted Subsidiaries. Any Subsidiary Guarantee of a Restricted Subsidiary that was incurred pursuant to this Section 5.13 shall be subject to the release and other provisions under Article 11 hereof.

Section 5.14 Organizational Existence.

Except as otherwise permitted pursuant to the terms hereof (including consolidation and merger permitted by Section 6.01), the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its partnership existence, and the corporate, partnership or other existence of each of its Restricted

Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary; provided, however, that the Company shall not be required to preserve the existence of any of its Restricted Subsidiaries (except Finance Corp.) if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 5.15 Offer to Repurchase Upon Change of Control.

(a) (1) No later than 30 days following the occurrence of a Change of Control, the Company shall make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest thereon to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date. No later than 30 days following a Change of Control, the Company shall mail a notice of the Change of Control Offer to each Holder and the Trustee describing the transaction or transactions that constitute the Change of Control and stating:

(a) that the Change of Control Offer is being made pursuant to this Section 5.15 and that all Notes validly tendered and not withdrawn will be accepted for payment;

(b) the purchase price and the Change of Control Settlement Date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed;

(c) that the Change of Control Offer will expire as of the time specified in such notice on the Change of Control Settlement Date and that the Company shall pay the Change of Control Purchase Price for all Notes purchased as of the Change of Control Settlement Date promptly thereafter on the Change of Control Settlement Date;

(d) that any Note not tendered will continue to accrue interest;

(e) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Settlement Date;

(f) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, properly endorsed for transfer, together with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed and such customary documents as the Company may reasonably request, to the Paying Agent at the address specified in the notice prior to the termination of the Change of Control Offer on the Change of Control Settlement Date;

(g) that Holders will be entitled to withdraw their election if the Paying Agent receives, prior to the termination of the Change of Control Offer, an electronic transmission, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the Notes purchased; and

(h) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.

If any of the Notes subject to a Change of Control Offer is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depositary applicable to repurchases. Further, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 5.15, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions by virtue of such conflict.

(2) On the Change of Control Settlement Date, the Company shall, to the extent lawful:

(a) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(b) deposit with the Paying Agent by 11:00 a.m., New York City time, an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(c) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

On the Change of Control Settlement Date, the Paying Agent shall mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of the Depositary) and the Trustee shall authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Settlement Date.

(3) The Change of Control provisions described above shall be applicable whether or not any other provisions of this Indenture are applicable.

(4) The Company shall not be required to make a Change of Control Offer upon a Change of Control if:

(a) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer; or

(b) notice of redemption of all outstanding Notes has been given pursuant to Section 4.03, unless there is a default in payment of the applicable redemption price.

(5) A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of the Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

(6) In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding Notes accept a Change of Control Offer and the Company purchases all of the Notes held by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Notes that remain outstanding, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Section 5.16 Activities of Finance Corp.

Finance Corp. shall not incur Indebtedness unless (1) the Company is a co-obligor or guarantor of such Indebtedness or (2) the net proceeds of such Indebtedness are loaned to the Company, used to acquire outstanding debt securities issued by the Company or used to repay Indebtedness of the Company as permitted under Section 5.09. Finance Corp. shall not engage in any business not related directly or indirectly to obtaining money or arranging financing for the Company or its Restricted Subsidiaries.

Section 5.17 Covenant Termination.

If at any time (a) the rating assigned to the Notes by either S&P or Moody’s is an Investment Grade Rating and (b) no Default has occurred and is continuing under this Indenture, then, upon delivery by the Company to the Trustee of an Officers’ Certificate to the foregoing effect, the Company and its Restricted Subsidiaries will no longer be subject to the provisions of Sections 4.10, 5.07, 5.08, 5.09, 5.10, 5.11, 5.16, and clause (d) of Section 6.01 of this Indenture. However, the Company and its Restricted Subsidiaries will remain subject to all of the other provisions of this Indenture.

Section 5.18 Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the General Partner may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in such Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of Section 5.07 or represent Permitted Investments, as determined by the Company. That designation shall only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

The Board of Directors of the General Partner may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under Section 5.09, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

ARTICLE 6

SUCCESSORS

Section 6.01 Merger, Consolidation or Sale of Assets.

Neither of the Issuers may, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not such Issuer is the survivor), or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to another Person, unless:

(a) either (1) such Issuer is the survivor or (2) the Person formed by or surviving any such consolidation or merger (if other than such Issuer ) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided, however, that Finance Corp. may not consolidate or merge with or into any Person other than a corporation satisfying such requirement so long as the Company is not a corporation;

(b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of such Issuer under the Notes and this Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(c) immediately after such transaction no Default or Event of Default exists;

(d) in the case of a transaction involving the Company and not Finance Corp., either:

(i) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 5.09 hereof;

(ii) immediately after giving effect to such transaction on a pro forma basis and any related financing transactions as if the same had occurred at the beginning of the Company’s most recently ended four full quarters for which internal financial statements are available immediately preceding the date of the transaction, the Fixed Charge Coverage Ratio of the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately before such transaction; or

(iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will not be less than the Consolidated Net Worth of the Company immediately before such transaction; and

(e) such Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with this Indenture.

Notwithstanding the preceding paragraph of this Section 6.01, the Company may reorganize as any other form of entity in accordance with the following procedures provided that:

(1) the reorganization involves the conversion (by merger, sale, contribution or exchange of assets or otherwise) of the Company into a form of entity other than a limited partnership formed under Delaware law;

(2) the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(3) the entity so formed by or resulting from such reorganization assumes all the obligations of the Company under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(4) immediately after such reorganization no Default or Event of Default exists; and

(5) such reorganization is not materially adverse to the Holders or Beneficial Owners of the Notes (for purposes of this clause (5) a reorganization will not be considered materially adverse to the Holders or Beneficial Owners of the Notes solely because the successor or survivor of such reorganization (a) is subject to federal or state income taxation as an entity or (b) is considered to be an “includible corporation” of an affiliated group of corporations within the meaning of Section 1504(b) of the Code or any similar state or local law).

Section 6.02 Successor Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of an Issuer in accordance with Section 6.01 hereof, the successor formed by such consolidation or into or with which such Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and may exercise every right and power of, such Issuer under this Indenture with the same effect as if such successor had been named as such Issuer herein and shall be substituted for such Issuer (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” or “Finance Corp.,” as the case may be, shall refer instead to the successor and (except in the case of a lease of all or substantially all of the properties or assets of an Issuer) not to the Company or Finance Corp., as the case may be); and thereafter, except in the case of a lease of all or substantially all of the properties or assets of an Issuer, such Issuer shall be discharged and released from all obligations and covenants under this Indenture and the Notes. The Trustee shall enter into a supplemental indenture to evidence the succession and substitution of such successor and such discharge and release of such Issuer.

ARTICLE 7

DEFAULTS AND REMEDIES

Section 7.01 Events of Default.

An “Event of Default” occurs if one of the following shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be involuntary or be effected by operation of law):

(a) an Issuer defaults in the payment when due of interest with respect to, the Notes, and such default continues for a period of 30 days;

(b) an Issuer defaults in the payment of the principal of or premium, if any, on the Notes when due;

(c) the Company fails to comply with any obligation to purchase or offer to purchase Notes as provided in Sections 4.08, 4.10, 5.10 or 5.15 or to comply with Section 6.01 hereof;

(d) the Company fails to comply with the provisions of Section 5.03 hereof for 90 days after notice to the Company by the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding of such failure;

(e) the Company fails to comply with any other covenant or other agreement in this Indenture or the Notes for 60 days after notice of such failure to the Company by the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding;

(f) a default occurs under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Initial Issuance Date, if such default:

(1) is caused by a failure to pay principal of, interest on, or premium, if any, on such Indebtedness prior to the expiration of any grace period provided in such Indebtedness (a “Payment Default”); or

(2) results in the acceleration of such Indebtedness prior to its Stated Maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100.0 million or more; provided that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 30 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(g) the Company or any Significant Subsidiary fails to pay final judgments aggregating in excess of $100.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(h) except as permitted by this Indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under any such Subsidiary Guarantee; and

(i) the Company, Finance Corp., any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken as a whole, would constitute a Significant Subsidiary of the Company, pursuant to or within the meaning of Bankruptcy Law:

(1) commences a voluntary case,

(2) consents in writing to the entry of an order for relief against it in an involuntary case,

(3) consents in writing to the appointment of a Custodian of it or for all or substantially all of its property,

(4) makes a general assignment for the benefit of its creditors, or

(5) admits in writing it generally is not paying its debts as they become due; or

(j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against the Company, Finance Corp., any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company in an involuntary case;

(2) appoints a Custodian of the Company, Finance Corp., any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company or for all or substantially all of the property of the Company, Finance Corp., any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company, that, taken together, would constitute a Significant Subsidiary of the Company; or

(3) orders the liquidation of the Company, Finance Corp., any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company;

and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 7.02 Acceleration.

If any Event of Default occurs and is continuing, the Trustee, by notice to the Issuers, or the Holders of at least 25% in principal amount of the then outstanding Notes, by notice to the Issuers and the Trustee, may declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately, together with all accrued and unpaid interest and premium, if any, thereon. Notwithstanding the preceding, if an Event of Default specified in clause (i) or (j) of Section 7.01 hereof occurs with respect to the Company or the Operating Company, all outstanding Notes shall become due and payable immediately without further action or notice, together with all accrued and unpaid interest and premium, if any, thereon. The Holders of a majority in principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except with respect to nonpayment of principal, interest or premium, if any, that have become due solely because of the acceleration) have been cured or waived.

Section 7.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, interest on, and premium, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 7.04 Waiver of Past Defaults.

Holders of a majority in principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, interest on, or premium, if any, on the Notes (including in connection with an offer to purchase) and except as provided in Section 10.02. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 7.05 Control by Majority.

Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes.

Section 7.06 Limitation on Suits.

A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(a) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 7.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, interest on, and premium, if any, on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 7.08 Collection Suit by Trustee.

If an Event of Default specified in Section 7.01(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers and the Guarantors for the whole amount of principal of, interest on, and premium, if any, on the Notes then due and remaining unpaid and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 7.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes), their creditors or their property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 7.10 Priorities.

If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 8.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the Trustee’s costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and interest, respectively; and

Third: to the Issuers or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 7.10.

Section 7.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 7.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 8

TRUSTEE

Section 8.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 8.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 7.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 8.01.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with an Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(f) Subject to Section 8.01(a), no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Section 8.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from an Issuer shall be sufficient if signed by an Officer of such Issuer.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holder shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall have no duty to inquire as to the performance of the Company’s covenants in Article 5 hereof. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except: (1) any Event of Default occurring pursuant to Section 7.01(a) or 7.01(b) hereof; or (2) any Default or Event of Default of which a Responsible Officer shall have received written notification at the Corporate Trust Office of the Trustee or obtained actual knowledge.

(h) The permissive right of the Trustee to act hereunder shall not be construed as a duty.

(i) The Trustee shall not be required to give any bond or surety or to expend or risk its own funds in respect of the performance of its powers and duties hereunder.

(j) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by the Trustee in each of its capacities hereunder and each agent, custodian and other Person employed by the Trustee to act hereunder.

(k) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; nuclear or natural catastrophe; earthquakes; fire; flood; acts of war or terrorism; strikes; work stoppages; wars and other military disturbances; sabotage; epidemics; riots; interruptions; accidents; labor disputes; acts of civil or military authority and governmental action; interruptions, loss or malfunction of utilities, communications or computer (software or hardware) services affecting the banking industry generally; it being understood that the Trustee shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

(m) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney at the sole cost of the Issuers and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(n) The Trustee may request that the Issuers deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

Section 8.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers, any Guarantor or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 8.10 and 8.11 hereof.

Section 8.04 Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for either Issuer’s use of the proceeds from the Notes or any money paid to an Issuer or upon either Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 8.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of or premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 8.06 Reports by Trustee to Holders of the Notes.

Within 60 days after each May 15 beginning with May 15, 2013, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b)(2) and § 313(b)(1). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Issuers and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Company shall promptly notify the Trustee when the Notes are listed or delisted on any stock exchange.

Section 8.07 Compensation and Indemnity.

The Issuers, jointly and severally, shall pay to the Trustee from time to time such reasonable compensation as the Issuers and the Trustee may agree in writing for the Trustee’s acceptance of this Indenture and services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers, jointly and severally, shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuers and the Guarantors shall indemnify the Trustee and their agents, jointly and severally, against any and all losses, claims, damages, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuers and the Guarantors (including this Section 8.07) and defending itself against any claim (whether asserted by an Issuer, any Guarantor or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense shall be determined to have been caused by its own negligence or willful misconduct. The Trustee shall notify the Issuers and the Guarantors promptly of any claim for which it has received written notice and for which it may seek indemnity. Failure by the Trustee to so notify the Issuers and the Guarantors shall not relieve the Issuers or the Guarantors of their obligations hereunder. The Issuers and the Guarantors shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate litigation counsel and the Issuers and the Guarantors shall pay the reasonable fees and expenses of such counsel; provided that the Issuers and the Guarantors will not be required to pay such fees and expenses incurred after they have assumed the Trustee’s defense with litigation counsel acceptable to and approved by the Trustee (such approval not to be unreasonably withheld) and there is no conflict of interest in the reasonable discretion of the Trustee between the Issuers and the Trustee in connection with such defense. The Issuers and the Guarantors need not pay for any settlement made without their consent, which consent shall not be unreasonably withheld. Neither the Issuers nor the Guarantors need reimburse the Trustee for any expense or indemnity against any liability or loss of the Trustee to the extent such expense, liability or loss is attributable to the negligence or willful misconduct of the Trustee.

The obligations of the Issuers and the Guarantors under this Section 8.07 shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

To secure the Issuers’ and the Guarantors’ payment obligations in this Section 8.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 7.01(i) or (j) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

The immunities, protections and exculpations available to the Trustee under this Indenture shall also be available to each Agent, and the Company’s obligations under this Section 8.07 to compensate and indemnify the Trustee shall extend likewise to each Agent.

Section 8.08 Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign in writing upon 30 days notice at any time and be discharged from the trust hereby created by so notifying the Issuers. The Holders of Notes of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing and may appoint a successor trustee with the consent of the Issuers. The Issuers may remove the Trustee if:

(a) the Trustee fails to comply with Section 8.10 hereof;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a receiver, Custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuers or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder of a Note who has been a Holder of a Note for at least six months, fails to comply with Section 8.10 hereof, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders of the Notes. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 8.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 8.08, the Issuers’ and the Guarantors’ obligations under Section 8.07 hereof shall continue for the benefit of the retiring Trustee.

Section 8.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to another corporation, the successor corporation without any further act shall be the successor Trustee. As soon as practicable, the successor Trustee shall mail a notice of its succession to the Issuers and the Holders of the Notes.

Section 8.10 Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

Section 8.11 Preferential Collection of Claims Against Issuers.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 9

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 9.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuers may, at their option evidenced by an Officers’ Certificate of each Issuer, at any time, exercise their rights under either Section 9.02 or 9.03 hereof with respect to all outstanding Notes upon compliance with the conditions set forth below in this Article 9.

Section 9.02 Legal Defeasance and Discharge.

Upon the Issuers’ exercise under Section 9.01 hereof of the option applicable to this Section 9.02, the Issuers shall, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, be deemed to have discharged their obligations with respect to all outstanding Notes, and each Guarantor shall be deemed to have discharged its obligations with respect to its Subsidiary Guarantee, on the date the conditions set forth in Section 9.04 below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, and each Guarantor shall be deemed to have paid and discharged its Subsidiary Guarantee (which in each case shall thereafter be deemed to be “outstanding” only for the purposes of Section 9.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below) and to have satisfied all its other obligations under such Notes or Subsidiary Guarantee and this Indenture (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 9.04 hereof, and as more fully set forth in such Section and in Section 9.05, payments in respect of the principal of and premium, if any, and interest on such Notes when such payments are due, (b) the Issuers’ obligations with respect to such Notes under Sections 3.04, 3.05, 3.07, 3.08, 3.10 and 5.02 hereof and the Appendix, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuers’ and the Guarantors’ obligations in connection therewith and (d) the Legal Defeasance provisions of this Article 9. Subject to compliance with this Article 9, the Issuers may exercise their option under this Section 9.02 notwithstanding the prior exercise of its option under Section 9.03 hereof.

If the Issuers exercise their Legal Defeasance option, each Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee, and any security for the Notes (other than the trust) will be released.

Section 9.03 Covenant Defeasance.

Upon the Issuers’ exercise under Section 9.01 hereof of the option applicable to this Section 9.03, the Issuers shall, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, be released from their obligations under the covenants contained in Article 5 (other than those in Sections 5.01, 5.02, 5.06 and 5.14) and in clause (d) of Section 6.01 hereof on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuers and any Guarantor may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 7.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuers’ exercise under Section 9.01 hereof of the option applicable to this Section 9.03 hereof, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, Sections 7.01(f) through 7.01(h) hereof shall not constitute Events of Default.

If the Issuers exercise their Covenant Defeasance option, each Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee and any security for the Notes (other than the trust) will be released.

Section 9.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium and interest on the outstanding Notes on the date of fixed maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to the date of fixed maturity or to a particular redemption date;

(b) in the case of an election under Section 9.02 hereof, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that:

(1) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or

(2) since the Initial Issuance Date, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of an election under Section 9.03 hereof, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness, the proceeds of which are to be applied to the deposit referenced in paragraph (a) of this Section 9.04);

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(f) the Issuers shall have delivered to the Trustee an Officers’ Certificate of each Issuer stating that the deposit was not made by the Issuers with the intent of preferring the Holders over any other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

(g) the Issuers shall have delivered to the Trustee an Officers’ Certificate of each Issuer and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 9.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 9.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 9.04 or 9.08 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or any of its Subsidiaries acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such money need not be segregated from other funds except to the extent required by law.

The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 9.04 or 9.08 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 9 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the written request of the Issuers any money or non-callable Government Securities held by it as provided in Section 9.04 or 9.08 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 9.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance, Covenant Defeasance or Discharge, as the case may be.

Section 9.06 Repayment to Issuers.

Subject to applicable escheat and abandoned property laws, any money or non-callable Government Securities deposited with the Trustee or any Paying Agent, or then held by an Issuer, in trust for the payment of the principal of, interest on, or premium, if any, on any Note and remaining unclaimed for two years after such principal, interest or premium, if any, has become due and payable shall be paid to the Issuers on their written request or (if then held by an Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured creditor, look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money or non-callable Government Securities, and all liability of the Issuers as trustee thereof, shall thereupon cease.

Section 9.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any money or non-callable Government Securities in accordance with Section 9.05 hereof, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 9.02 or 9.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 9.05 hereof; provided, however, that, if an Issuer makes any payment of principal of, interest on, or premium, if any, on any Note following the reinstatement of its obligations, such Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

Section 9.08 Satisfaction and Discharge.

This Indenture shall be satisfied and discharged and shall cease to be of further effect as to all Notes issued hereunder (except for (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in clause (1)(b) of this Section 9.08, and as more fully set forth in such clause (1)(b) and in Section 9.05, payments in respect of the principal of and premium, if any, and interest on such Notes when such payments are due, (b) the Issuers’ obligations with respect to such Notes under Sections 3.04, 3.05, 3.08, 3.10 and 5.02 hereof and the Appendix and (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuers’ obligations in connection therewith), when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise, and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of fixed maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(3) the Issuers or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture;

(4) the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at fixed maturity or on the redemption date, as the case may be; and

(5) the Issuers have delivered to the Trustee an Officers’ Certificate of each Issuer and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge of this Indenture (“Discharge”) have been satisfied.

ARTICLE 10

AMENDMENT, SUPPLEMENT AND WAIVER

Section 10.01 Without Consent of Holders of Notes.

Notwithstanding Section 10.02 of this Indenture, the Issuers, the Guarantors and the Trustee may amend or supplement this Indenture or the Notes without the consent of any Holder of a Note:

(a) to cure any ambiguity, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of Definitive Notes;

(c) to provide for the assumption of an Issuer’s obligations to the Holders of Notes pursuant to Article 6 hereof;

(d) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder, provided that any change to conform this Indenture to the Prospectus Supplement (as it relates to this Supplemental Indenture or the Notes) shall not be deemed to adversely affect the legal rights hereunder of any Holder;

(e) to secure the Notes or the Subsidiary Guarantees pursuant to the requirements of Section 5.12 or otherwise;

(f) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;

(g) to add any additional Guarantor with respect to the Notes or to evidence the release of any Guarantor from its Subsidiary Guarantee in accordance with Article 11 hereof;

(h) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(i) to provide for the reorganization of the Company as any other form of entity in accordance with the second paragraph of Section 6.01 hereof; or

(j) to evidence or provide for the acceptance of appointment under this Indenture of a successor Trustee.

Upon the request of the Company authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 10.06 hereof, the Trustee shall join with the Issuers and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 10.02 With Consent of Holders of Notes.

Except as provided above in Section 10.01 and below in this Section 10.02, the Issuers, the Guarantors and the Trustee may amend or supplement this Indenture and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and, subject to Sections 7.04 and 7.07 hereof, any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, tender offer or exchange offer for Notes). However, without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption or repurchase of the Notes (other than provisions relating to Sections 4.10, 5.10 and 5.15 hereof);

(c) reduce the rate of or change the time for payment of interest on any Note;

(d) waive a Default or Event of Default in the payment of principal of or premium or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(e) make any Note payable in currency other than that stated in the Notes;

(f) make any change in the provisions of this Indenture relating to waivers of past Defaults or Events of Default or the rights of Holders of Notes to receive payments of principal of or premium or interest on the Notes (except as permitted in clause (g) below);

(g) waive a redemption or repurchase payment with respect to any Note (other than a payment required by Sections 4.10, 5.10 and 5.15 hereof);

(h) release any Guarantor from any of its obligations under its Subsidiary Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(i) make any change in the preceding amendment, supplement and waiver provisions.

Upon the request of the Issuers, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 10.06 hereof, the Trustee shall join with the Issuers and the Guarantors in the execution of such amended or supplemental indenture, unless such amended or supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 10.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver.

Section 10.03 Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.

A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with a purchase, tender or exchange of such Holder’s Notes shall not be rendered invalid by such purchase, tender or exchange.

Section 10.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to consent to such amendment or waiver or revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No consent shall be valid or effective for more than 90 days after such record date except to the extent that the requisite number of consents to the amendment, supplement or waiver have been obtained within such 90-day period or as set forth in the next paragraph of this Section 10.04.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (a) through (i) of Section 10.02, in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same indebtedness as the consenting Holder’s Note.

Section 10.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers, in exchange for all Notes, may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 10.06 Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article 10 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may, but need not, sign it. In signing such amendment or supplement, the Trustee shall receive and, subject to Section 8.01, shall be fully protected in relying upon an Officers’ Certificate of each Issuer and an Opinion of Counsel stating, in addition to the matters required by Section 12.05, that such amendment or supplement is authorized or permitted by this Indenture, and all conditions precedent required hereunder to such amendment or supplement have been satisfied.

ARTICLE 11

GUARANTEES OF NOTES

Section 11.01 Subsidiary Guarantees.

Subject to this Article 11, each of the Guarantors hereby, jointly and severally, unconditionally guarantees, on a senior unsecured basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes held thereby and the Obligations of the Issuers hereunder and thereunder, that: (a) the principal of and premium and interest on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at Stated Maturity, by acceleration, upon repurchase or redemption or otherwise, and interest on the overdue principal of, interest on, and premium (to the extent permitted by law), if any, on the Notes, and all other payment Obligations of the Issuers to the Holders or the Trustee hereunder or thereunder will be promptly paid in full and performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at Stated Maturity, by acceleration, upon repurchase or redemption or otherwise. Failing payment when so due of any amount so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. An Event of Default under this Indenture or the Notes shall constitute an event of default under the Subsidiary Guarantees, and shall entitle the Holders to accelerate the obligations of the Guarantors hereunder in the same manner and to the same extent as the Obligations of the Issuers.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against an Issuer, any action to enforce the same or any other circumstance (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor further, to the extent permitted by law, hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of an Issuer, any right to require a proceeding first against an Issuer, protest, notice and all demands whatsoever and covenants that its Subsidiary Guarantee will not be discharged except by complete performance of the Obligations contained in the Notes and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to an Issuer, the Guarantors, or any Custodian, Trustee or other similar official acting in relation to any of the Issuers or the Guarantors, any amount paid by an Issuer or any Guarantor to the Trustee or such Holder, the Subsidiary Guarantees, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor agrees that it shall not be entitled to, and hereby waives, any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby.

Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (a) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article 7 hereof for the purposes of its Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed thereby, and (b) in the event of any declaration of acceleration of such Obligations as provided in Article 7 hereof, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of its Subsidiary Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantees.

Section 11.02 Limitation on Guarantor Liability.

The obligations of each Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

Section 11.03 Guarantors May Consolidate, etc., on Certain Terms.

(a) No Guarantor shall sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person (other than the Company or another Guarantor), unless, (i) either (1) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger, pursuant to a supplemental indenture substantially in the form of Exhibit C hereto, (if other than such Guarantor) unconditionally assumes all the obligations of such Guarantor under the Notes, this Indenture and its Subsidiary Guarantee, or (2) such sale or other disposition does not violate the provisions of Section 5.10, and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

(b) In the case of any such consolidation or merger and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and substantially in the form of Exhibit C hereto, of the Subsidiary Guarantee and the due and punctual performance of all of the covenants of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor.

Section 11.04 Releases of Subsidiary Guarantees.

The Subsidiary Guarantee of a Guarantor shall be released: (1) in connection with any sale or other disposition of all or substantially all of the properties or assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 5.10; (2) in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 5.10 and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of such sale or other disposition; (3) if the Company designates that Guarantor as an Unrestricted Subsidiary in accordance with Section 5.18 of this Indenture; (4) upon Legal Defeasance or Covenant Defeasance or Discharge in accordance with Article 9; (5) in the case of any Guarantor other than the Operating Company, at such time as such Guarantor ceases to guarantee any other Indebtedness of either of the Issuers or the Operating Company under a Credit Facility; or (6) in the case of the Operating Company, at such time as the Operating Company ceases to guarantee any other Indebtedness of either of the Issuers under a Credit Facility, provided that it is then no longer an obligor with respect to any Indebtedness under a Credit Facility.

Upon delivery by the Company to the Trustee of an Officers’ Certificate to the effect that any of the conditions described in the foregoing clauses (1) through (6) has occurred, the Trustee shall execute any documents reasonably requested by the Company in order to evidence the release of any Guarantor from its obligations under its Subsidiary Guarantee. Any Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and premium, if any, and interest on the Notes and for the other obligations of such Guarantor under this Indenture as provided in this Article 11.

Section 11.05 Execution and Delivery of Guaranty.

The execution by each Guarantor of this Indenture (or a Supplemental Indenture) evidences the Subsidiary Guaranty of such Guarantor, whether or not the person signing as an officer of the Guarantor still holds that office at the time of authentication of any Note. The delivery of any Note by the Trustee after authentication constitutes due delivery of the Subsidiary Guarantee set forth in this Indenture on behalf of each Guarantor.

Section 11.06 “Trustee” to Include Paying Agent.

In case at any time any Paying Agent other than the Trustee shall have been appointed and be then acting hereunder, the term “Trustee” as used in this Article 11 shall in each case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully and for all intents and purposes as if such Paying Agent were named in this Article 11 in place of the Trustee.

ARTICLE 12

MISCELLANEOUS

Section 12.01 Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), such TIA-imposed duties shall control.

Section 12.02 Notices.

Any notice or communication by an Issuer, any Guarantor or the Trustee to the others is duly given if in writing (in the English language) and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telecopier, electronic transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to any of the Issuers or the Guarantors:

Access Midstream Partners, L.P.

900 NW 63rd Street

Oklahoma City, Oklahoma 73118

Attention: Chief Financial Officer

Telecopier No.: (405) 879-6111

Email:

If to the Trustee:

The Bank of New York Mellon Trust Company, N.A.

2. N. LaSalle Street, Suite 1020, Chicago, IL 60602

Attention: Corporate Trust Department

Telecopier No.: (312) 827-8542

Email:

An Issuer, any of the Guarantors or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Issuer elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Issuer agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged, if telecopied or transmitted electronically; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery in each case to the address shown above.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar or, with respect to Global Notes, in accordance with the rules and procedures of the Depositary. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If either of the Issuers mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 12.03 Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuers, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 12.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by an Issuer to the Trustee to take any action under this Indenture, such Issuer shall furnish to the Trustee:

(a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 12.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(a) a statement that the person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such person, such condition or covenant has been satisfied.

Section 12.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07 No Personal Liability of Directors, Officers, Employees and Unitholders and No Recourse to the General Partner.

Neither the General Partner nor any past, present or future director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the Issuers, the General Partner or any Guarantor, as such, shall have any liability for any obligations of the Issuers or any Guarantor under the Notes, the Subsidiary Guarantees or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.08 Governing Law.

THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 12.09 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.10 Successors.

All agreements of the Issuers and the Guarantors in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 12.11 Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.12 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.13 Counterparts.

This Indenture may be signed in counterparts and by the different parties hereto in separate counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

Section 12.14 Waiver of Jury Trial.

EACH OF THE ISSUERS, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

[Signatures on following page]

SIGNATURES

ACCESS MIDSTREAM PARTNERS, L.P.

BY:	ACCESS MIDSTREAM PARTNERS GP, L.L.C., ITS GENERAL PARTNER

By:	/s/ J. Mike Stice
Name:	J. Michael Stice
Title:	Chief Executive Officer

ACMP FINANCE CORP.

By:	/s/ J. Mike Stice
Name:	J. Michael Stice
Title:	Chief Executive Officer

GUARANTORS

ACCESS MLP OPERATING, L.L.C.

BLUESTEM GAS SERVICES, L.L.C.

ACCESS MIDSTREAM GAS SERVICES, L.L.C.

OKLAHOMA MIDSTREAM GAS SERVICES, L.L.C.

TEXAS MIDSTREAM GAS SERVICES, L.L.C.

MAGNOLIA MIDSTREAM GAS SERVICES, L.L.C.

PONDER MIDSTREAM GAS SERVICES, L.L.C.

APPALACHIA MIDSTREAM SERVICES, L.L.C.

ACCESS PERMIAN MIDSTREAM, L.L.C.

BY:	/s/ J. Mike Stice
Name:	J. Michael Stice
Title:	Chief Executive Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as TRUSTEE

By:	/s/ Lawrence M. Kush
Name:	Lawrence M. Kush
Title:	Vice President

Exhibit A

FORM OF NOTE

[Face of Note]

[THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, (“DTC”), NEW YORK, NEW YORK, TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

ACCESS MIDSTREAM PARTNERS, L.P.

ACMP FINANCE CORP.

No.	$

CUSIP No.

ISIN No.

4.875% Senior Note due 2023

Access Midstream Partners, L.P., a Delaware limited partnership, and ACMP Finance Corp., a Delaware corporation, jointly and severally promise to pay to            , or registered assigns, the principal sum of            Dollars[ (as revised by Schedule A hereto)]2 on May 15, 2023.

Interest Payment Dates: May 15 and November 15.

Record Dates: May 1 and November 1.

Additional provisions of this Note are set forth on the other side of this Note.

[Signature Pages Follow]

[1]	This is included in Global Notes only.
[2]	For Global Notes only.

Exhibit A - 1

ACCESS MIDSTREAM PARTNERS, L.P.

BY:	ACCESS MIDSTREAM PARTNERS GP, L.L.C., ITS

GENERAL PARTNER

By:
Name:
Title:

ACMP FINANCE CORP.

By:
Name:
Title:

Exhibit A - 2

TRUSTEE’S CERTIFICATE OF

AUTHENTICATION

The Bank of New York Mellon Trust Company, N.A.,

as Trustee, certifies that

this is one of the Notes

referred to in the Indenture.

By
Authorized Signatory

Dated:

Exhibit A - 3

[FORM OF REVERSE SIDE OF INITIAL NOTE]

4.875% Senior Note due 2023

Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. Access Midstream Partners, L.P., a Delaware limited partnership (the “Company”), and ACMP Finance Corp., a Delaware corporation (the “Finance Corp.” and, together with the Company, the “Issuers”), jointly and severally promise to pay interest on the outstanding principal amount of this Note at 4.875% per annum. The Issuers will pay interest semi-annually in arrears on May 15 and November 15 of each year, commencing May 15 2013, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of Notes, in which case interest shall accrue from the date of authentication. The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Issuers will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on May 1 or November 1 immediately preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 3.12 of the Indenture with respect to defaulted interest. Holders must surrender Notes to the Paying Agent to collect payments of principal and premium, if any, together with accrued and unpaid interest due at maturity. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Issuers maintained for such purpose within the City and State of New York, or, at the option of the Issuers, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to any amounts due on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuers or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4. Indenture. The Issuers issued the Notes under the Indenture, dated as of December 19, 2012, among the Issuers, the Guarantors named therein and the Trustee (the “Base Indenture” and, as amended and supplemented by the Supplemental Indenture, in respect of the 4.875% Senior Notes due 2023, the “Indenture”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Supplemental Indenture and such Act for a statement of such terms. The Notes are unsecured senior obligations of the Issuers initially issued in an aggregate principal amount of $1,400,000,000.

5. Optional Redemption.

The Notes are redeemable at the option of the Issuers as provided in Sections 4.07 and 5.15 of the Supplemental Indenture.

Exhibit A - 4

6. Mandatory Redemption.

Except as set forth in this Paragraph 6 and in Paragraph 7 below, neither of the Issuers shall be required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of the Holders.

Following the Special Mandatory Redemption Trigger, the Notes are subject to mandatory redemption as a whole, upon the giving of prior notice to Holders and on the redemption date and for the redemption price set forth in Section 4.08 of the Supplemental Indenture.

7. Repurchase at Option of Holder.

(a) As more fully described in the Indenture, no later than 30 days following the occurrence of a Change of Control, the Company shall make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Change of Control Settlement Date.

(b) The Company may be required to offer to repurchase Notes with proceeds of an Asset Sale in the circumstances described in the Indenture.

8. Notice of Redemption. Notice of redemption will be mailed at least 30 days but not more than 60 days (except as otherwise provided in the Indenture if the notice is issued in connection with Legal Defeasance, Covenant Defeasance or Discharge) before the redemption date to each Holder whose Notes are to be redeemed at its registered address. If mailed in the manner provided for in Section 4.03 of the Indenture, the notice of redemption shall be conclusively presumed to have been given whether or not a Holder receives such notice. Failure to give timely notice or any defect in the notice shall not affect the validity of the redemption. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess thereof, unless all of the Notes held by a Holder are to be redeemed. Subject to the requirements of Section 4.05 of the Indenture, on and after the redemption date interest will cease to accrue on Notes or portions thereof called for redemption.

9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes due on transfer or exchange. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, they need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

10. Persons Deemed Owners. The registered Holder of a Note shall be treated as its owner for all purposes.

11. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes, and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes. Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented (1) to cure any ambiguity, defect or inconsistency, (2) to provide for uncertificated Notes in addition to or in place of Definitive Notes, (3) to provide for the assumption of an Issuer’s obligations to Holders of the Notes pursuant to Article 6 of the Indenture, (4) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, provided that any

Exhibit A - 5

change to conform the Indenture to the Prospectus Supplement shall not be deemed to adversely affect the legal rights under the Indenture of any Holder, (5) to secure the Notes or the Subsidiary Guarantees pursuant to Section 5.12 of the Indenture or otherwise, (6) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture, (7) to add any additional Guarantor with respect to the Notes or to evidence the release of any Guarantor from its Subsidiary Guarantee, in each case as provided in the Indenture, (8) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, (9) to provide for the reorganization of the Company as any other form of entity in accordance with the second paragraph of Section 6.01 of the Indenture or (10) to evidence or provide for the acceptance of appointment under the Indenture of a successor Trustee.

12. Defaults and Remedies. If any Event of Default set forth in the Indenture occurs and is continuing, the Trustee, by notice to the Issuers, or the Holders of at least 25% in principal amount of the then outstanding Notes, by notice to the Issuers and the Trustee, may declare all the Notes to be due and payable immediately. Notwithstanding the preceding, in the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization described in the Indenture with respect to the Company or the Operating Company, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power conferred on it. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, interest or premium) if it determines that withholding notice is in their interest. The Holders of a majority in principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of or premium or interest on the Notes and except for provisions requiring the consent of each affected Holder under Section 10.02 of the Indenture. The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and, so long as any Notes are outstanding, the Issuers are required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

13. Defeasance and Discharge. The Notes are subject to defeasance and discharge upon the terms and conditions specified in the Indenture.

14. No Recourse Against Others. Neither the General Partner, nor any past, present or future director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the Issuers, the General Partner or any Guarantor, as such, shall have any liability for any obligations of the Issuers or any Guarantor under the Notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

15. Authentication. This Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee or an authenticating agent.

16. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers and corresponding ISIN numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

18. Governing Law. THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Exhibit A - 6

19. Successors. In the event a successor assumes all the obligations of an Issuer under the Notes and the Indenture, pursuant to the terms thereof, such Issuer will be released from all such obligations.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Access Midstream Partners, L.P.

900 NW 63rd Street

Oklahoma City, Oklahoma 73118

Attention: Chief Financial Officer

Exhibit A - 7

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint             agent to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:	Your Signature:
Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit A - 8

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 5.10 or 5.15 of the Indenture, check the box below:

☐ Section 5.10	☐ Section 5.15

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 5.10 or Section 5.15 of the Indenture, state the amount (in minimum denomination of $2,000 or integral multiples of $1,000 in excess thereof) you elect to have purchased: $

Date:	Your Signature:
		(Sign exactly as your name appears on the other side of this Note	)

Soc. Sec. or Tax Identification No.:

Signature Guarantee:
(signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit A - 9

[TO BE ATTACHED TO GLOBAL NOTE ONLY]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Notes Custodian

Exhibit A - 10

EXHIBIT B

FORM OF SUBSIDIARY GUARANTEE NOTATION

Subject to the limitations set forth in the Indenture (the “Indenture”) referred to in the Note upon which this notation is endorsed, each Guarantor (which term includes any successor or additional Guarantor under the Indenture) (i) has jointly and severally unconditionally guaranteed on a senior unsecured basis: (a) the due and punctual payment of the principal of, and premium and interest on, the Notes, whether at maturity or interest payment date, by acceleration, call for redemption or otherwise, (b) the due and punctual payment of interest on the overdue principal of, and premium (if lawful) and interest on, the Notes, (c) the due and punctual payment or performance of all other Obligations of the Issuers to the Holders or the Trustee, all in accordance with the terms set forth in the Indenture, and (d) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, the prompt payment in full thereof when due or performance thereof in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise and (ii) has agreed to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Subsidiary Guarantee.

This Subsidiary Guarantee Notation is subject to the limitations set forth in the Indenture, including Article 11 thereof.

No member, manager, stockholder, partner, officer, employee, director or incorporator, as such, past, present or future, of the Guarantors shall have any personal liability under this Subsidiary Guarantee by reason of his or its status as such member, manager, partner, stockholder, officer, employee, director or incorporator.

The Subsidiary Guarantee shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

Each Subsidiary Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this notation of Subsidiary Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

Each Guarantor may be released from its Subsidiary Guarantee upon the terms and subject to the conditions provided in the Indenture.

Exhibit B - 1

GUARANTORS

ACCESS MLP OPERATING, L.L.C.

BLUESTEM GAS SERVICES, L.L.C.

ACCESS MIDSTREAM GAS SERVICES, L.L.C.

OKLAHOMA MIDSTREAM GAS SERVICES, L.L.C.

TEXAS MIDSTREAM GAS SERVICES, L.L.C.

MAGNOLIA MIDSTREAM GAS SERVICES, L.L.C.

PONDER MIDSTREAM GAS SERVICES, L.L.C.

APPALACHIA MIDSTREAM SERVICES, L.L.C.

ACCESS PERMIAN MIDSTREAM, L.L.C.

BY:

Name:	J. Michael Stice
Title:	Chief Executive Officer

Exhibit B - 2

EXHIBIT C

ACCESS MIDSTREAM PARTNERS, L.P.,

ACMP FINANCE CORP.

and

the Guarantors named herein

4.875% Senior Notes due 2023

FORM OF SUPPLEMENTAL INDENTURE AND AMENDMENT — SUBSIDIARY GUARANTEE

DATED AS OF            ,

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

Trustee

Exhibit C-1

This SUPPLEMENTAL INDENTURE, dated as of         ,         is among Access Midstream Partners, L.P., a Delaware limited partnership (the “Partnership”), ACMP Finance Corp., a Delaware corporation ( “Finance Corp.” and, together with the Partnership, the “Issuers”), each of the parties identified under the caption “Guarantors” on the signature page hereto (the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., a national banking association, as Trustee.

RECITALS

WHEREAS, the Issuers, the initial Guarantors and the Trustee entered into the First Supplemental Indenture, dated as of December 19, 2012 (the “Supplemental Indenture”), between the Issuers, the initial Guarantors and the Trustee to an Indenture, dated as of December 19, 2012 (the “Base Indenture”, as amended and supplemented by the Supplemental Indenture, and as further amended and supplemented from time to time, in each case, with respect to the Notes (as defined herein), the “Indenture”), pursuant to which the Issuers have issued $            million in principal amount of 4.875% Senior Notes due 2023 (the “Notes”);

WHEREAS, Section 10.01(g) of the Indenture provides that the Issuers, the Guarantors and the Trustee may amend or supplement the Indenture to add Guarantors without the consent of the Holders of the Notes; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the constituent documents of the Issuers and of the Guarantors necessary to make this Supplemental Indenture a valid instrument legally binding on the Issuers and the Guarantors, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Issuers, the Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

ARTICLE 1

Section 1.01 This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.02 This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Issuers, the Guarantors and the Trustee.

ARTICLE 2

From this date, by executing this Supplemental Indenture, the Guarantors whose signatures appear below are subject to the provisions of the Indenture to the extent provided for in Article 11 thereunder, and subject to the limitations and release provisions therein.

ARTICLE 3

Section 3.01 Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture.

Section 3.02 Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

Exhibit C-2

Section 3.03 THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.04 The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

[NEXT PAGE IS SIGNATURE PAGE]

Exhibit C-3

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

ACCESS MIDSTREAM PARTNERS, L.P.

By:	ACCESS MIDSTREAM PARTNERS GP, L.L.C., ITS GENERAL PARTNER

By:

Name:
Title:

ACMP FINANCE CORP.

By:

Name:
Title:

GUARANTORS

By:

Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as TRUSTEE

By:

Name:
Title:

Exhibit C-4